Exhibit 99.1

For Immediate Release

Enanta Pharmaceuticals Reports Financial Results for the

Fiscal Fourth Quarter and Year Ended September 30, 2013

WATERTOWN, Mass., November 25, 2013 — Enanta Pharmaceuticals, Inc., (NASDAQ:ENTA), a research and development-focused biotechnology company dedicated to creating small molecule drugs in the infectious disease field, today reported financial results for its fiscal fourth quarter and year ended September 30, 2013.

Fiscal Fourth Quarter and Year Ended September 30, 2013 Financial Results

Revenue for the three months ended September 30, 2013 was $1.3 million compared to $1.9 million for the three months ended September 30, 2012. For the year ended September 30, 2013 revenue was $32.1 million compared to $41.7 million for the year ended September 30, 2012. The changes in revenue for the three and twelve-month periods are primarily related to the timing and amount of milestone and other payments from collaborations, which have varied significantly from period to period and are expected to continue to do so.

Research and development expenses totaled $4.3 million for both the three months ended September 30, 2013 and for the three months ended September 30, 2012. For the year ended September 30, 2013, research and development expenses were $16.8 million compared to $15.1 million for the year ended September 30, 2012. The increase in research and development expenses is primarily due to increases in preclinical expenses for our early stage drug discovery programs.

General and administrative expenses totaled $1.7 million for both the three months ended September 30, 2013 and the three months ended September 30, 2012. For the year ended September 30, 2013, general and administrative expenses were $6.2 million compared to $5.3 million for the year ended September 30, 2012. The increase is primarily due to higher stock-based compensation expense related to grants of additional employee stock options, as well as additional expenses incurred as a result of operating as a public company.

Net loss for the three months ended September 30, 2013 was $4.4 million compared to a net loss of $4.1 million for the same period in 2012. Net income for the year ended September 30, 2013 was $9.6 million compared to net income of $21.4 million for the same period in 2012.

Cash, cash equivalents and marketable securities totaled $112.2 million at September 30, 2013. This compares to $45.4 million at September 30, 2012. The increase in cash, cash equivalents and marketable securities is primarily due to our March 2013 initial public offering that resulted in $59.9 million in net proceeds to the company. Enanta expects that its current cash, cash equivalents and marketable securities will be sufficient to meet its anticipated cash requirements for at least the next 24 months.

Enanta Pharmaceuticals, Inc.	Page | 1 of 5

“2013 was a transformational year for Enanta,” stated Jay R. Luly, Ph.D., President and Chief Executive Officer. “Our initial public offering in March further strengthened our cash position, and we ended the year with three HCV compounds in the clinic and we have progressed our internal programs and pipeline candidates.”

Pipeline and Business Review

•

Enanta recently announced results from the SAPPHIRE-I study, one of six phase 3 registrational studies being conducted by AbbVie for the treatment of hepatitis C virus (HCV) genotype 1 (GT1) infection, using a regimen containing Enanta’s lead protease inhibitor ABT-450. Results demonstrated a sustained virologic response at 12 weeks post-treatment (SVR12) of 96 percent in treatment-naive adult patients chronically infected with GT1 HCV. Results from the remaining five ABT-450 containing studies will be available in the coming months, supporting regulatory submissions starting in the second quarter of 2014.

•

Data from AbbVie’s PEARL-1 study was presented at the AASLD meeting on November 3, 2013. In an intent-to-treat analysis, a two-direct acting antiviral HCV regimen which included ABT-450, produced SVR12 results of 95% in GT 1b, treatment-naïve HCV patients and SVR12 results of 90% in prior null responders, without the use of interferon or ribavirin

•

The National Institute of Allergy and Infectious Diseases (NIAID) awarded Enanta an additional $9.2 million to further fund development of Enanta’s new class of bridged bicyclic antibiotics known as Bicyclolides.

•	Bicyclolide EDP-788 is targeted to begin phase 1 clinical studies in the first half of calendar 2014.

Upcoming Events and Presentations

Enanta management will participate at the Deutsche Bank BioFest investor conference in Boston, MA on December 3, 2013.

Conference Call and Webcast Information

Enanta will host a conference call and webcast today at 8:30 a.m. Eastern time. To participate in the live conference call, please dial (855) 840-0595 in the U.S. or (518) 444-4814 for international callers. A replay of the conference call will be available starting at approximately 11:30 a.m. Eastern time on November 25, 2013, through 11:59 p.m. Eastern time on November 29, 2013 by dialing (855) 859-2056 from the U.S. or (404) 537-3406 for international callers. The passcode for both the live call and the replay is 10354107. A live audio webcast of the call will be accessible at www.enanta.com. Please visit the Investor home page of our website and search for calendar of events. A replay of the webcast will be available on www.enanta.com approximately two hours following the live webcast.

Enanta Pharmaceuticals, Inc.	Page | 2 of 5

About Enanta

Enanta Pharmaceuticals is a research and development-focused biotechnology company that uses its robust chemistry-driven approach and drug discovery capabilities to create small molecule drugs in the infectious disease field. Enanta is discovering, and in some cases, developing novel inhibitors designed for use against the hepatitis C virus (HCV). These inhibitors include members of three direct acting antiviral (DAA) inhibitor classes – protease (partnered with AbbVie), NS5A (partnered with Novartis) and nucleotide polymerase – as well as a host-targeted antiviral (HTA) inhibitor class targeted against cyclophilin. Additionally, Enanta has created a new class of antibiotics, called Bicyclolides, for the treatment of multi-drug resistant bacteria, with a focus on developing an intravenous and oral treatment for hospital and community MRSA (methicillin-resistant Staphylococcus aureus) infections.

Forward Looking Statements Disclaimer

This press release contains forward-looking statements, including statements with respect to the prospects for further clinical development of ABT-450 and EDP-788, the expected timeline for announcement of results of Phase III studies of regimens that include ABT-450, and the projected sufficiency of Enanta’s cash equivalent resources. Statements that are not historical facts are based on management’s current expectations, estimates, forecasts and projections about Enanta’s business and the industry in which it operates and management’s beliefs and assumptions. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements. Important factors and risks that may affect actual results include: Enanta’s reliance on the development and commercialization efforts of AbbVie for treatment regimens containing ABT-450 or any additional collaboration protease inhibitor and on the efforts of NIAID for the early clinical development of EDP-788; regulatory actions affecting clinical development or treatment regimens containing ABT-450 or any additional protease inhibitors; clinical development of competitive product candidates of others for HCV and other viruses or for MRSA and other bacteria; Enanta’s lack of clinical development experience; Enanta’s need to attract and retain senior management and key scientific personnel; Enanta’s lack of resources and experience commercializing drugs, including any future proprietary drug candidates it may develop; Enanta’s need to obtain and maintain patent protection for its product candidates and avoid potential infringement of the intellectual property rights of others; and other risk factors described or referred to in “Risk Factors” in Enanta’s most recent Form 10-Q and other periodic reports filed with the Securities and Exchange Commission. Enanta cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Enanta undertakes no obligation to update or revise these statements, except as may be required by law.

Enanta Pharmaceuticals, Inc.	Page | 3 of 5

ENANTA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended September 30,		Year Ended September 30,
	2013	2012	2013	2012
Revenue	$1,349	$1,858	$32,053	$41,706
Operating expenses
Research and development	4,300	4,255	16,841	15,115
General and administrative	1,750	1,699	6,183	5,302

Total operating expenses	6,050	5,954	23,024	20,417

Income (loss) from operations	(4,701)	(4,096)	9,029	21,289
Other income, net	258	44	598	110

Net income (loss)	(4,443)	(4,052)	9,627	21,399
Liabilities, Preferred Stock and Stockholders’ Equity (Deficit) to redemption value	—	(1,332)	(2,526)	(5,367)
Net income attributable to participating securities	—	—	(13,670)	(14,663)

Net income (loss) attributable to common stockholders	$(4,443)	$(5,384)	$(6,569)	$1,369

Net income (loss) per share attributable to common stockholders
Basic	$(0.25)	$(4.78)	$(0.67)	$1.26
Diluted	$(0.25)	$(4.78)	$(0.67)	$1.13
Weighted average common shares outstanding
Basic	17,904	1,127	9,788	1,089
Diluted	17,904	1,127	9,788	2,475

Enanta Pharmaceuticals, Inc.	Page | 4 of 5

ENANTA PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2013	September 30, 2012
Assets
Current assets
Cash and cash equivalents	$8,859	$10,511
Short-term marketable securities	92,621	33,251
Accounts receivable	808	1,049
Unbilled receivables	784	1,893
Prepaid expenses and other current assets	1,641	604

Total current assets	104,713	47,308
Property and equipment, net	1,121	611
Long-term marketable securities	10,703	1,656
Restricted cash	436	436
Other assets	—	2,151

Total assets	$116,973	$52,162

Liabilities, Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$1,481	$1,851
Accrued expenses	3,035	3,866
Deferred revenue	10	17

Total current liabilities	4,526	5,734
Warrant liability	1,620	2,001
Other long-term liabilities	359	498

Total liabilities	6,505	8,233

Redeemable convertible preferred stock	—	158,955
Convertible preferred stock	—	327
Total stockholders’ equity (deficit)	110,468	(115,353)

Total liabilities, preferred stock and stockholders’ equity (deficit)	$116,973	$52,162

Investor Contact

Carol Miceli

Enanta Pharmaceuticals, Inc.

617-607-0710

cmiceli@enanta.com

Media Contact

Kari Watson

MacDougall Biomedical Communications

781-235-3060

kwatson@macbiocom.com

###

Enanta Pharmaceuticals, Inc.	Page | 5 of 5